Exhibit 10.2

01.31.2013

Lors Photography, Inc.
C/O Modern Holdings Inc.
89 Summit Avenue, 2nd floor
Summit, NJ 07901
USA

Attn:          Jay Murray

Gentlemen:

We are pleased to advise you that you may request loans from us from time to time subject to following terms and conditions.

Facility:	Uncommitted Line of Credit (“Line”)
Amount:	$1.000.000 at any one time outstanding.
Utilization:	Until otherwise advised by us, utilization under this Line will be in the form of demand loans (each, a “Loan” and collectively, the “Loans”) in an aggregate principal amount not to exceed $1.000.000.

Loans made under this Line shall be evidenced by a demand promissory note executed by you and satisfactory to us in form and substance (the “Promissory Note”) and shall be governed by the provisions of the Promissory Note and this letter. In the event you desire to obtain a Loan, you shall notify us in writing executed by your authorized representative no later than 11:00 AM New York time the day of borrowing (which shall be a Banking Day), specifying the principal amount of such Loan. The Bank shall be under no obligation, in any Instance, to extend any credit to you hereunder, which decision rests solely within the Bank’s discretion, irrespective of your compliance with any of the terms of this letter, the Promissory Note or of any documents or instruments now or hereafter delivered in connection herewith.

For purposes hereof, a “Banking Day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in the State of New York are required or permitted to be open.

Interest Rate:	Until otherwise advised by us, the interest rate per annum for Loans will be:

Our floating Base Rate (Loans bearing interest at this rate being called Base Rate Loans).

Interest on Loans shall be paid in accordance with the Promissory Note. All Loans not paid upon demand and all interest not paid when due will accrue interest until paid as specified in the Promissory Note.

Anything in this letter to the contrary notwithstanding, the obligation of the Borrower to pay interest on the Line and the Promissory Note shall be subject to the limitation that no payment of such interest shall be required to the extent that receipt of such payment would be contrary to applicable usury law.

Facility Fee:	The Borrower agrees to pay to the Bank a Facility calculated at the rate per annum of 0.15% on the amount of the Facility Amount annually in advance.
Security:	Guarantee from Modern Holdings Inc. in form and substance satisfactory to us.
Documentation:	As a condition to the effectiveness of this Uncommitted Line of Credit, you must furnish to us the following:

-    Promissory Note in the form provided by us
-    This Line Letter, signed by you

Your obligation to pay principal and interest in respect of Loans made under this Line will be evidenced by and subject to the terms of the Promissory Note. You may request Loans under this line of credit at any time prior to 01.31.2014 (the “Termination Date”). Notwithstanding anything to the contrary set forth herein, we shall be under no obligation, in any instance, to extend any credit to you hereunder, which decision rests solely within our discretion, irrespective of your compliance with any of the terms of this letter or of any documents or instruments now or hereafter delivered in connection herewith. We reserve the right to cancel the availability of this Line in our sole discretion, which cancellation may be exercised without notice and regardless of any change or absence of change in your condition from that reflected in the most recent financial statements furnished to us prior to the date of this letter. You agree that you shall reimburse us for all out-of-pocket costs and expenses that we may incur in connection herewith including, without limitation, costs, and expenses (including legal fees and costs) incurred from time to time in connection with documenting this facility and Loans hereunder and the enforcement of our rights thereunder and under the Promissory Note, and all other documents delivered in connection with any of the foregoing.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York without reference to principles of conflicts of law but including Section 5-1401 of the New York General Obligations Law. Each of the parties hereto consents to the jurisdiction of any state or federal court sitting in New York, New York with respect to any legal action or proceeding arising out of or related to this letter agreement, and waives any claim that any such court is not a convenient forum for such action or proceeding.

This letter may not be amended except by a written amendment duly signed by both parties. This letter may be signed in counterparts, each of which shall be effective as an original and all of which together shall constitute a single agreement. A signature delivered by electronic transmission shall be effective as an original hereof.

If the foregoing is acceptable to you, please so indicate by signing the enclosed copy of this letter in the space provided below and returning it to us on or before 01.31.2013.

Very truly yours,

SVENSKA HANDELSBANKEN AB (publ), NEW YORK BRANCH

By:	/s/ Anders Abelson	By:	/s/ Mark Emmett
	Name: Anders Abelson Title: Senior Vice President		Name: Mark Emmett Title: Vice President

Agreed To:

Lors Photography Inc.

By:	/s/ Henry Guy	By:	/s/ Jay Murray
	Name: Henry Guy Title: Chairman		Name: Jay Murray Title: Board Member

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DEMAND PROMISSORY NOTE

DEMAND PROMISSORY NOTE (the “Note”) of the Borrower named below (the “Borrower”) delivered to SVENSKA HANDELSBANKEN AB (publ), NEW YORK BRANCH, (including any branch, agency or other office thereof, the “Bank”) in New York, New York and dated as of 01.31.2013.

1.     Special Terms

The following terms and provisions shall apply to this Note; definitions of terms in this or other sections of this Note expressed in the singular shall include the plural and vice versa.

Borrower:

Lors Photography Inc.

Principal Amount of this Note:

$1.000.000.

Margins:

Base Rate Margin: 0%

Loan Documents:

- Offer Letter, signed
- This Promissory Note
- Guarantee from Modern Holdings Inc.

Minimum Drawdown Amounts:

Base Rate Loans:

USD 60,000 (USD Fifty Thousand)

Minimum Repayment Amount::

Base Rate Loans:

USD 50,000 (USD Fifty Thousand)

Other:

Any intra group payables or financial debt owed by the Borrower to the Parent Company to be subordinated to this Note.

2.     Principal

FOR VALUE RECEIVED, the Borrower promises to pay to the order of the Bank, ON DEMAND, the Principal Amount of this Note specified in Section 1 or, if less, the aggregate unpaid principal amount of all loans (each a “Loan”) made to the Borrower pursuant to the Loan Documents.

The Borrower shall designate each Loan as a “Base Rate Loan”.

The term “Banking Day” means a day, other than a Saturday or Sunday, on which commercial banks in the State of New York are required or permitted to be open.

3.     Interest

a.	Base Rate Loans: The Borrower promises to pay interest on the unpaid principal amount of each Base Rate Loan from the date thereof until paid, at a rate per annum equal to the Base Rate Margin as specified in Section 1 plus the Base Rate from time to time in effect; provided that, in the event that any amount hereunder (whether principal or interest) shall not be paid when due, the Borrower shall pay interest at a rate per annum equal to the Base Rate Margin as specified in Section 1 plus the Base Rate from time to time in effect plus 2%. Such interest shall be computed on the number of days actually elapsed on the basis of a 360-day year and shall be payable on demand and, until demand is made, on the last Banking Day of each calendar month.

“Base Rate” shall mean the higher of (i) the Prime Rate, or (ii) one half of one percent (1/2%) in excess of the Federal Funds Rate.

“Federal Funds Rate” shall mean, for any period, the fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions, as received by the Bank from three Federal funds brokers of recognized standing selected by it.

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“Prime Rate” shall mean the rate announced by the Bank from time to time at its principal office in New York City as its prime lending rate for domestic commercial loans. Such rate shall not be deemed to mean the best rate offered by the Bank to domestic borrowers with respect to such loans. Each change in the prime lending rate shall result in a corresponding change in the interest rate and such change shall be effective on the effective date of the change in the Prime Rate announced by the Bank.

“Quoted Rate” means, with respect to any Loan hereunder, the Base Rate plus in each case the applicable Margin at which interest shall accrue thereon, such Quoted Rate to be elected by the Borrower pursuant to Section 2 hereof.

4.     Funding and Yield Protection.

a.	If, on or after the date of this Note, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any law, regulation or treaty, or in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority charged with the interpretation or administration thereof, shall in the determination of the Bank:
(i)	subject the Bank to any tax, levy or other governmental charge with respect to this Note or the Loans or change the basis of taxation of payments by the Borrower to the Bank in respect of this Note (other than any tax on or measured by the overall net income of the Bank imposed by the jurisdiction under the laws of which the Bank is organized or in which its lending office is located, or any political subdivision thereof); or
(ii)	impose, modify or hold applicable any reserve, special deposit or similar requirement against assets of, deposits or other liabilities of or for the account of, or loans or commitments by, the Bank with respect to this Note or the Loans; or
(iii)	impose on the Bank any other condition with respect to this Note or the Loans; and, the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loans or to reduce the amount of any sum received or receivable by the Bank under this Note, then the Borrower shall pay to the Bank on demand from time to time such additional amounts as may be necessary to reimburse the Bank for such increased costs or to compensate the Bank for such reduced amounts.
b.	If the Bank shall have determined that the adoption after the date hereof, or any change in the interpretation or application, of any law, rule, regulation or guideline (domestic or foreign) regarding capital adequacy, or compliance by the Bank (or any lending office of the Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) of any governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital, if any, as a consequence of making or maintaining any commitment or obligations under this Note, to a level below that which the Bank could have achieved but for such applicability, adoption, change or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then, upon demand by the Bank, the Borrower shall pay to the Bank from time to time as specified by the Bank such additional amount or amounts as will compensate the Bank for any such reduction suffered. Notwithstanding anything herein to the contrary, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Bank Supervision (or any successor or similar authority) or any financial regulatory authorities having jurisdiction over the Bank in connection with “Basel III” shall be deemed a change in law regardless of the date issued, enacted or adopted.
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c.	Notwithstanding any other provision of this Note, if the Bank determines that any change in law (including any applicable regulation) makes it unlawful for the Bank to maintain the Loans at a Quoted Rate, or otherwise to make or maintain the Loans hereunder or to receive any amount payable under this Note, then the Bank shall give notice of such determination to the Borrower and by such notice the Bank may require, in its sole discretion, that the Borrower either convert the Quoted Rate to another applicable rate designated by the Bank or repay the Loans in full or in part as designated by the Bank, together with interest accrued to the date of repayment.
d.	If the Borrower: (i) fails to fulfill the conditions set forth in Section 9 hereof by the times specified for their fulfillment; or (ii) fails to pay as and when due any payment of principal, interest or other amount due on the Loans, then the Borrower shall pay to the Bank the amount of any losses, costs and expenses reasonably incurred as a consequence thereof, including any loss or expenses incurred in liquidating or reemploying deposits or other funds acquired to make the Loan.

Any certificate of the Bank as to additional amounts due under this Section 4 shall be prima facie evidence thereof.

5.     Repayments

The Borrower will have the right to repay all or any portion of any Loan provided that any partial repayment shall not be less than the Minimum Repayment Amount and only if the Bank has been notified prior to 11:00 A.M. (New York time) on the day of any repayment.

6.     All Payments

Each payment by the Borrower pursuant to this Note shall be made without set-off or counterclaim to the Bank at its office, presently located at 875 Third Avenue, 4th Floor, New York, New York 10022 (for the account of such office of the Bank as the Bank may direct) and in such amounts as may be necessary in order that all such payments (after withholding for or on account of any present or future taxes, levies, imposts, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax on or measured by the net income of the Bank pursuant to the income tax laws of the jurisdiction where the Bank’s principal or lending office is located) shall not be less than the amounts otherwise specified to be paid under this Note. Each such payment shall be made in lawful currency of the United States of America and shall be made in immediately available funds.

Any payments made hereunder shall be applied against principal, interest, costs and any other amounts due hereunder in such order as the Bank may elect, in its sole discretion.

7.     Representations and Warranties

The Borrower represents and warrants that:

a.	the obligations of the Borrower under this Note are duly authorized, legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms; and all action required as a condition thereto (including, without limitation, the obtaining of all corporate, governmental or other approvals) has been taken, and
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b.	the issuance and performance of this Note will not violate any law, permit, agreement or instrument to which the Borrower is a party or is subject, or result in the imposition of any lien upon any of the Borrower’s assets.
c.	none of the properties or assets of the Borrower is subject to any lien, charge, mortgage or security interest of any kind in favor of any party other than the Bank.

8.     Covenants

So long as any obligations of the Borrower remain outstanding under this Note, the Borrower agrees to comply with each of the following covenants unless the Bank shall otherwise consent in writing:

a.	The Borrower shall maintain an accounting system in accordance with GAAP consistently applied.
b.	The Borrower shall furnish to the Bank as soon as available, but not later than 120 days after the end of each of its fiscal years, its financial statements, including its balance sheet and statement of income with related notes specifying significant accounting policies and their impact on such financial statements as of and for the accounting period then ended in a manner acceptable to the Bank.
c.	If the Borrower is a public company, any financial statement required to be furnished pursuant to Section 8(b) or Section 8(c) shall be deemed to have been furnished on the date on which the Bank receive notice that the Borrower has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Bank without charge; provided that the Borrower shall give notice of any such filing to the Bank. Notwithstanding the foregoing, the Borrower shall deliver paper copies of any such financial statement to the Bank if the Bank requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Bank.
d.	The Borrower shall make available such further information and documents concerning its business and affairs as the Bank may from time to time reasonably request.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

e.	The Borrower shall not create, permit or suffer to exist any lien, mortgage, charge or security interest in favor of any third party on any of its properties or assets.

9.     Conditions to Loan.

a.	The obligation of the Bank to make each Loan is subject to the prior receipt by the Bank, each in form and substance satisfactory to the Bank, of each of the following:
(i)	Evidence of the authority of the persons executing this Note and any other documents contemplated herein and therein together with specimen signatures of such persons.
(ii)	A copy of (i) the Borrower’s By-Laws, operating agreement or equivalent and all amendments thereto, certified by the Secretary of the Borrower and (ii) the Borrowers Certificate or Articles of Incorporation and all amendments thereto and a certificate of good standing from the state of incorporation or organization of the Borrower, each certified by the appropriate Secretary of State.
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(iii)	Certified copies of all necessary resolutions of the Board of Directors of the Borrower approving the terms of this Note.
(iv)	This Note, executed by the Borrower.
(v)	Such opinions of counsel as the Bank may reasonably request.
(vi)	An executed Guarantee from Modern Holdings Inc. in form and substance satisfactory to us.
b.	The obligation of the Bank to make each Loan is subject to the further conditions that:
(i)	The Bank shall have received a written notice of borrowing executed by an authorized representative of the Borrower prior to 11:00 a.m. New York time on the date of the proposed Loan.
(ii)	No default shall exist as of the date of the Loan in question or shall exist after giving effect to such Loan.
(iii)	The Bank shall have received such other information, approvals, opinions and documents as it may reasonably request from time to time prior to such Loan.

10.  Miscellaneous

This Note is delivered pursuant to, and entitled to the benefits of, the Loan Documents.

Upon failure of the Borrower to pay this Note when demand is made therefor, the Bank may exercise all rights and remedies as may be allowed by law.

All Loans and principal repayments thereof and all designations of a Loan as a Base Rate Loan may be recorded on the records of the Bank and, prior to any transfer of, or any action to collect, this Note, the outstanding principal amount of each Base Rate Loan shall be endorsed on this Note together with the date of such endorsement. Any such recordation on the records of the Bank shall constitute prima facie evidence of the accuracy of the information so recorded or endorsed. The Bank may charge any account of the Borrower with the Bank for amounts payable under this Note.

The Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Bank, provide all documentation and other information that the Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Anything in this Note to the contrary notwithstanding, the obligation of the Borrower to pay interest on this Note shall be subject to the limitation that no payment of such interest shall be required to the extent that receipt of such payment would be contrary to applicable usury laws.

Each payment of principal of, or interest on, the Loans shall constitute an acknowledgment of the indebtedness of the Borrower under the Loan Documents and this Note. The Borrower

a.	waives presentment, demand, protest and other notice of any kind in connection with this Note,
b.	agrees to pay to the holder hereof, on demand, all costs and expenses (including, without limitation, reasonable attorneys fees and expenses) incurred in connection with the preparation, enforcement and collection of this Note.

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Any notice hereunder, unless specifically provided otherwise, shall be in writing and shall be personally delivered, transmitted by postage prepaid certified mail, by Federal Express or other similar overnight courier or by facsimile to the parties as follows:

To the Borrower:
Lors Photography Inc.
C/O Modern Holdings Inc
89 Summit Avenue, 2nd Floor
Summit, NJ 07901
Att: Jay Murray
Facsimile No.: 908 376 7102

To the Bank:
Svenska Handelsbanken AB (publ)
875 Third Avenue, 4th Floor
New York, NY 10022-4678
Att: Anders Abelson
Facsimile No.: 212 326 5110

The Borrower agrees that ANY LEGAL ACTION OR PROCEEDING AGAINST THE BORROWER WITH RESPECT TO THIS NOTE OR ANY LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK as the Bank may elect, and, by execution and delivery hereof, the Borrower accepts and consents for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the Bank in writing, with respect to any action or proceeding brought by it against the Bank and any questions relating to usury. Nothing herein shall limit the right of the Bank to bring proceedings against the Borrower in the courts of any other jurisdiction. The Borrower agrees that Section 5-1402 of the New York General Obligations Law shall apply to this Note and the Loan Documents and waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens,

EACH OF THE BORROWER AND, BY ITS ACCEPTANCE HEREOF, THE BANK, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER OR THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK’S MAKING THE LOAN TO THE BORROWER,

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (without regard to principles of conflicts of law but including Section 5-1401 of the New York General Obligations Law), but this shall not limit the rate of interest which may be charged by the Bank under other applicable law.

Lors Photography Inc.

By:	/s/ Henry Guy
Name:	Henry Guy
Title:	President and CEO

By:	/s/ Jay Murray
Name:	Jay Murray
Title:	Board Member

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